Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of June 5, 2018 by and among David Z. Rosen (“Executive”), Civista Bancshares, Inc., an Ohio corporation (“Parent”); Parent’s wholly owned subsidiary, Civista Bank, an Ohio-chartered bank (“Parent Bank”); United Community Bancorp, an Indiana corporation (“Seller”), and United Community Bank, a federally chartered savings bank (“Seller Bank”).

WITNESSETH:

WHEREAS, in accordance with Section 6.6(k) of the Disclosure Schedules to the Agreement and Plan of Merger, dated as of March 11, 2018 (the “Merger Agreement”), Parent, Parent Bank, Seller, Seller Bank, and the Executive desire to enter into this Agreement, which shall supersede the Change in Control Agreement by and among Seller Bank and the Executive dated September 26, 2017 (referred to herein as the “CIC Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the CIC Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Parent, Parent Bank, Seller, and Seller Bank agree as follows:

1.  Settlement Amount.

1.1  CIC Agreement Amount. On the Closing Date, provided the Executive has not voluntarily terminated employment with the Seller and Seller Bank and has not been terminated for Cause (as defined in the CIC Agreement) prior to the Closing Date, Seller shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount of $199,824.90 in full satisfaction of the obligations of Seller and Seller Bank under the CIC Agreement, less applicable tax withholdings (the total of such sum, the “CIC Agreement Amount”) with such amount to be further reduced pursuant to Section 1.2 hereof as may be needed. The CIC Agreement Amount shall be paid to the Executive in a lump sum on the Closing Date. For the avoidance of doubt, the payment of the CIC Agreement Amount under this Agreement shall not release Parent, Parent Bank, Seller, or Seller Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans of Seller or Seller Bank, including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller as contemplated by the Merger Agreement; (e) rights to indemnification under applicable corporate law, the organizational documents of Seller or Seller Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement; or (f) the Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the Executive’s expense (if the Executive is eligible for COBRA coverage).

1.2  Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the CIC Agreement Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Parent, Parent Bank, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Parent, Parent Bank, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 1.2 shall be made by Seller and Parent and their respective tax advisors, whose determination shall be conclusive and binding upon the Executive.

1.3  No Further Adjustment. The parties hereby agree that the CIC Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4  Complete Satisfaction. In consideration of the payment of the CIC Agreement Amount and the other provisions of this Agreement, the Executive, Parent, Parent Bank, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the CIC Agreement Amount, as determined in accordance Section 1.1 and Section 1.2, shall be in complete satisfaction of all rights to payments due to Executive under the CIC Agreement.

2.  Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Executive, Parent, Seller, and Seller Bank agree that the payment described in Section 1 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

3.  General.

3.1  Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

3.2  Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in a separate written employment agreement by and between Parent, Parent Bank and the Executive. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

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3.3  Withholdings. Seller, Seller Bank, Parent, and Parent Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4  Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Ohio, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5  Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Parent, Parent Bank, Seller, nor Seller Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Parent, Parent Bank, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.6  Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

3.7  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.  Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Parent, Parent Bank, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

By:	/s/ David Z. Rosen
Name:	David Z. Rosen
Title:	Chief Financial Officer

CIVISTA BANCSHARES, INC.

By:	/s/ Richard J. Dutton
Name:	Richard J. Dutton
Title:	Senior Vice President

CIVISTA BANK

By:	/s/ Richard J. Dutton
Name:	Richard J. Dutton
Title:	Senior Vice President

UNITED COMMUNITY BANCORP

By:	/s/ Elmer G. McLaughlin
Name:	Elmer G. McLaughlin
Title:	President/CEO

UNITED COMMUNITY BANK

By:	/s/ Elmer G. McLaughlin
Name:	Elmer G. McLaughlin
Title:	President/CEO

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

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